United States securities and exchange commission logo





                     June 13, 2023

       Ricardo Camatta Sodr
       Chief Financial Officer
       VTEX
       125 Kingsway, WC2B 6NH
       London, United Kingdom

                                                        Re: VTEX
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed March 2, 2023
                                                            File No. 001-40626

       Dear Ricardo Camatta Sodr  :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology